Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS SECOND QUARTER 2020 RESULTS
DALLAS, TEXAS…August 5, 2020… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $18.6 million, or $.16 per share, in the second quarter of 2020 compared to net income of $29.5 million, or $.25 per share, in the second quarter of 2019.  For the first six months of 2020, Kronos Worldwide reported net income of $45.6 million, or $.39 per share, compared to net income of $59.8 million, or $.52 per share in the first six months of 2019. We reported lower net income in the 2020 periods primarily due to lower income from operations resulting from the effects of lower sales volumes, lower average TiO2 selling prices and higher raw materials and other production costs, as discussed below. Our results of operations for the quarter ended June 30, 2020 were significantly impacted by the COVID-19 pandemic, specifically through reduced demand for certain of our products resulting from the rapid contraction of vast areas of the global economy. Comparability of our results was also impacted by the effects of changes in currency exchange rates, also discussed below.

Net sales of $386.0 million in the second quarter of 2020 were $98.5 million, or 20%, lower than in the second quarter of 2019.  Net sales of $807.0 million in the first six months of 2020 were $114.0 million, or 12%, lower than in the first six months of 2019.  Net sales decreased in the 2020 periods primarily due to lower sales volumes and lower average TiO2 selling prices.  TiO2 sales volumes were 22% lower in the second quarter of 2020 as compared to the second quarter of 2019 and 14% lower in the first six months of 2020 as compared to the same prior year period due to lower sales volumes in all major markets primarily due to demand contraction related to the COVID-19 pandemic. Our average TiO2 selling prices were 1% lower in the second quarter and first six months of 2020 as compared to the same periods in 2019.  Our average TiO2 selling prices at the end of the second quarter of 2020 were comparable to the end of the first quarter of 2020.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $4 million in the second quarter of 2020 and approximately $11 million in the first six months of 2020 as compared to the same periods in 2019.  The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) in the second quarter of 2020 was $37.0 million as compared to $51.1 million in the second quarter of 2019. For the year-to-date period, the Company’s segment profit was $84.2 million as compared to $104.4 million in the first six months of 2019.   Segment profit decreased in the 2020 periods primarily due to the unfavorable effects of lower sales volumes, lower average TiO2 selling prices and higher raw materials and other production costs.  TiO2 production volumes were 2% lower in the second quarter and year-to-date periods of 2020 as compared to the same periods in 2019.  We operated our production facilities at overall average capacity utilization rates of 95% in the first six months of 2020 (95% and 96% in the first and second quarters of 2020, respectively) compared to 97% in 2019 (97% in the first and second quarters of 2019).  Fluctuations in currency exchange rates also affected the year-to-date segment profit comparison, which increased segment profit by approximately $11 million in the year-to-date 2020 period as compared to the same period of 2019.  Fluctuations in currency exchange rates had a nominal effect on the second quarter segment profit comparison.

Our net income before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the second quarter of 2020 was $42.9 million compared to EBITDA of $57.5 million in the second quarter of 2019.  For the first six months of 2020, the Company’s EBITDA was $97.8 million compared to $116.0 million in the first six months of 2019.
Our results of operations for the second quarter of 2020 were significantly impacted by the COVID-19 pandemic, specifically through reduced demand for many of our products resulting from the rapid contraction of vast areas of the global economy. The extent of the COVID-19 impact on our future operations will depend on the time period and degree to which the COVID-19 pandemic persists in the global economy thereby reducing customer demand for certain of our products, including the timing and extent to which our customers’ operations continue to be impacted, our customers’ perception as to when consumer demand for their products will return to pre-pandemic levels and on any future disruptions in our operations or our suppliers’ operations, all of which are difficult to predict.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)

•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19)

•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations; and

•
The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2020	2019	2020

Net sales	$484.5	$386.0	$921.0	$807.0
Cost of sales	375.0	290.2	702.2	623.1

Gross margin	109.5	95.8	218.8	183.9

Selling, general and administrative expense	57.9	52.7	115.6	106.2
Other operating income (expense):
Currency transactions, net	(1.1)	(6.1)	(.2)	6.1
Other income, net	.3	(.1)	.6	.1
Corporate expense	(4.3)	(3.9)	(8.1)	(7.4)

Income from operations	46.5	33.0	95.5	76.5

Other income (expense):
Trade interest income	.3	.1	.8	.3
Other interest and dividend income	1.4	.1	3.0	1.1
Insurance settlement gain	-	-	-	1.5
Marketable equity securities	1.2	(.2)	1.8	(1.7)
Other components of net periodic pension and OPEB cost	(3.8)	(4.7)	(7.6)	(9.4)
Interest expense	(4.7)	(4.6)	(9.5)	(9.2)

Income before income taxes	40.9	23.7	84.0	59.1

Income tax expense	11.4	5.1	24.2	13.5

Net income	$29.5	$18.6	$59.8	$45.6

Net income per basic and diluted share	$.25	$.16	$.52	$.39

Weighted average shares used in the
calculation of net income per share	115.9	115.5	115.9	115.6

TiO2 data - metric tons in thousands:
Sales volumes	158	124	301	260
Production volumes	136	133	270	265

KRONOS WORLDWIDE, INC.
RECONCILIATION OF INCOME FROM
OPERATIONS TO SEGMENT PROFIT
(In millions)
 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2020	2019	2020

Income from operations	$46.5	$33.0	$95.5	$76.5

Adjustments:
Trade interest income	.3	.1	.8	.3
Corporate expense	4.3	3.9	8.1	7.4

Segment profit	$51.1	$37.0	$104.4	$84.2

RECONCILIATION OF NET INCOME TO EBITDA
(In millions)
 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2020	2019	2020

Net income	$29.5	$18.6	$59.8	$45.6

Adjustments:
Depreciation expense	11.9	14.6	22.5	29.5
Interest expense	4.7	4.6	9.5	9.2
Income tax expense	11.4	5.1	24.2	13.5

EBITDA	$57.5	$42.9	$116.0	$97.8

IMPACT OF PERCENTAGE CHANGE IN NET SALES
 (Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2020 vs. 2019	2020 vs. 2019

Percentage change in net sales:
TiO2 sales volumes	(22)%	(14)%
TiO2 product pricing	(1)	(1)
TiO2 product mix/other	4	4
Changes in currency exchange rates	(1)	(1)

Total	(20)%	(12)%